Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-294072 (To Prospectus dated June 4, 2026, Prospectus Supplement dated June 4, 2026 and Product Supplement EQUITY STR-1 dated June 4, 2026)

112,770 Units $10 principal amount per unit CUSIP No. 13609H324	Pricing Date Settlement Date Maturity Date	August 13, 2026 August 20, 2026 August 27, 2032

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF

■Automatically callable if the Observation Level of the Underlying Fund on any Observation Date, occurring approximately one, two, three, four, five and six years after the pricing date, is at or above the Starting Value

■In the event of an automatic call, the amount payable per unit will be:

■$10.648 if called on the first Observation Date

■$11.296 if called on the second Observation Date

■$11.944 if called on the third Observation Date

■$12.592 if called on the fourth Observation Date

■$13.240 if called on the fifth Observation Date

■$13.888 if called on the final Observation Date

■If not called on the first five Observation Dates, a maturity of approximately six years

■If not called but the Underlying Fund does not decline by more than 15.00%, a return of principal

■If not called, 1-to-1 downside exposure to decreases in the Underlying Fund beyond a 15.00% decline, with up to 85.00% of the principal amount at risk

■All payments are subject to the credit risk of Canadian Imperial Bank of Commerce

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

■The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-7 of product supplement EQUITY STR-1.

The initial estimated value of the notes as of the pricing date is $9.659 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_______________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.00	$1,127,700.00
Underwriting discount	$0.20	$ 22,554.00
Proceeds, before expenses, to CIBC	$9.80	$1,105,146.00

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

August 13, 2026

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Invesco S&P 500® Equal Weight ETF (the “Underlying Fund”), on any Observation Date is equal to or greater than the Starting Value. You will not receive any notice from us if the notes are automatically called. If your notes are not called but the Ending Value is greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If your notes are not called and the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Premiums and the Call Amounts) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge and certain service fee described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our pricing models, and was based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes		Payment Determination
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

In this case, you will receive a payment that is less, and possibly significantly less, than the principal amount per unit.

Principal Amount:	$10.00 per unit
Term:	Approximately six years, if not called on the first five Observation Dates.
Market Measure:	The Invesco S&P 500® Equal Weight ETF (Bloomberg symbol: “RSP”).
Starting Value:	222.73
Ending Value:	The Observation Level of the Underlying Fund on the final Observation Date.
Observation Level:	The Closing Market Price of the Underlying Fund on any Observation Date times its Price Multiplier as of that day.
Observation Dates:

August 20, 2027, August 18, 2028, August 24, 2029, August 23, 2030, August 22, 2031 and August 20, 2032 (the final Observation Date).

The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY STR-1.

Call Level:	222.73 (100% of the Starting Value)
Call Amounts (per Unit) and Call Premiums:

$10.648, representing a Call Premium of 6.48% of the principal amount, if called on the first Observation Date; $11.296, representing a Call Premium of 12.96% of the principal amount, if called on the second Observation Date; $11.944, representing a Call Premium of 19.44% of the principal amount, if called on the third Observation Date; $12.592, representing a Call Premium of 25.92% of the principal amount, if called on the fourth Observation Date; $13.240, representing a Call Premium of 32.40% of the principal amount, if called on the fifth Observation Date; and $13.888, representing a Call Premium of 38.88% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:

Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-22 of product supplement EQUITY STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	189.32 (85.00% of the Starting Value, rounded to two decimal places)
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Fund, as described beginning on page PS-27 of product supplement EQUITY STR-1.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-14.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY STR-1 dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015714/form424b5.htm

■Prospectus supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015691/form424b5.htm

■Prospectus dated June 4, 2026:
https://www.sec.gov/Archives/edgar/data/1045520/000110465926070439/tm267331d5_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Observation Level of the Underlying Fund on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

■You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Fund is significantly greater than the applicable Call Premium.

■You are willing to risk a substantial loss of principal if the notes are not automatically called and the Ending Value is below the Threshold Value.

■You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

■You seek an uncapped return on your investment.

■You seek 100% principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and term of your investment.

The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)a Starting Value of 100.00;

2)a Threshold Value of 85.00;

3)a Call Level of 100.00;

4)the term of the notes from August 20, 2026 to August 27, 2032, if the notes are not called on the first five Observation Dates;

5)a Call Premium of 6.48% of the principal amount if the notes are called on the first Observation Date; 12.96% if called on the second Observation Date; 19.44% if called on the third Observation Date; 25.92% if called on the fourth Observation Date; 32.40% if called on the fifth Observation Date; and 38.88% if called on the final Observation Date; and

6)Observation Dates occurring on August 20, 2027, August 18, 2028, August 24, 2029, August 23, 2030, August 22, 2031 and August 20, 2032 (the final Observation Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 222.73, which was the Closing Market Price of the Underlying Fund on the pricing date. For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.648 = $10.648 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.296 = $11.296 per unit.

Example 3 - The Observation Levels on the first two Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.944 = $11.944 per unit.

Example 4 - The Observation Levels on the first three Observation Dates are below the Call Level, but the Observation Level on the fourth Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.592 = $12.592 per unit.

Example 5 - The Observation Levels on the first four Observation Dates are below the Call Level, but the Observation Level on the fifth Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $3.240 = $13.240 per unit.

Example 6 - The Observation Levels on the first five Observation Dates are below the Call Level, but the Observation Level on the sixth and final Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $3.888 = $13.888 per unit.

Notes Are Not Called on Any Observation Date

Example 7 - The notes are not called on any Observation Date but the Ending Value is greater than or equal to the Threshold Value. The Redemption Amount will be equal to the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be $10.000.

Example 8 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date						Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7	Example 8
Starting Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Value	85.00	85.00	85.00	85.00	85.00	85.00	85.00	85.00
Observation Level on the First Observation Date	110.00	78.00	78.00	78.00	78.00	78.00	85.00	88.00
Observation Level on the Second Observation Date	N/A	150.00	78.00	78.00	78.00	78.00	90.00	78.00
Observation Level on the Third Observation Date	N/A	N/A	150.00	78.00	78.00	78.00	88.00	85.00
Observation Level on the Fourth Observation Date	N/A	N/A	N/A	105.00	78.00	78.00	85.00	95.00
Observation Level on the Fifth Observation Date	N/A	N/A	N/A	N/A	105.00	78.00	87.00	95.00
Observation Level on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	105.00	85.00	50.00
Return of the Underlying Fund	10.00%	50.00%	50.00%	5.00%	5.00%	5.00%	-15.00%	-50.00%
Return on the Notes	6.48%	12.96%	19.44%	25.92%	32.40%	38.88%	0.00%	-35.00%
Call Amount / Redemption Amount per Unit	$10.648	$11.296	$11.944	$12.592	$13.240	$13.888	$10.000	$6.500
Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY STR-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■If the notes are not automatically called, depending on the performance of the Underlying Fund as measured shortly before the maturity date, you may lose up to 85% of the principal amount.

■Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

■Our initial estimated value of the notes is lower than the public offering price of the notes. The public offering price of the notes exceeds our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-14, are included in the public offering price of the notes.

■Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which was determined by reference to our internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the price of the Underlying Fund, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

■Our initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate that was used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the notes and the initial estimated value of the notes on the pricing date, and could have an adverse effect on any secondary market prices of the notes.

■A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is BofAS.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The sponsor and the investment advisor of the Underlying Fund or the sponsor of the Underlying Index may adjust the Underlying Fund or the Underlying Index in a way that could adversely affect the price of the Underlying Fund and consequently, the return on the notes, and they have no obligation to consider your interests.

Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

■As a noteholder, you will have no rights of a holder of shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

■While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■There are liquidity and management risks associated with the Underlying Fund.

■The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

■The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY STR-1.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-40 of product supplement EQUITY STR-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund and the Underlying Index, including, without limitation, their make-up, method of their calculation, and changes in their components, have been derived from publicly available sources which we have not independently verified.  The information reflects the policies of, and is subject to change by, Invesco Capital Management LLC, which is the investment advisor of the Underlying Fund.  The consequences of any discontinuance of the Underlying Fund or the Underlying Index are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-31 of product supplement EQUITY STR-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund, the Underlying Index, or any successor fund or index.

The Invesco S&P 500® Equal Weight ETF

The shares of the Underlying Fund are issued by Invesco Exchange-Traded Fund Trust (the “Invesco Trust”), a registered investment company. The Underlying Fund seeks investment results that correspond generally to the performance, before fees and expenses, of the of the S&P 500® Equal Weight Index (the “Underlying Index”). The Underlying Index is an equal-weighted version of the S&P 500® Index (“SPX”). The Underlying Fund is the successor to the investment performance of the Guggenheim S&P 500® Equal Weight ETF (the “Predecessor Fund”) as a result of the reorganization of the Predecessor Fund into the Underlying Fund, which was consummated after the close of business on April 6, 2018. The Underlying Fund trades on the NYSE Arca under the ticker symbol “RSP.”

Information provided to or filed with the SEC by the Invesco Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov.

Investment Approach

The Underlying Fund uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the Underlying Index. The Underlying Fund employs a “full replication” methodology in seeking to track the Underlying Index, meaning that it generally invests in all of the securities comprising the Underlying Index in proportion to their weightings in the Underlying Index. The Underlying Fund will generally invest at least 90% of its total assets in the securities that comprise the Underlying Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the Underlying Fund may purchase a sample of securities in the Underlying Index. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the Underlying Index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the Underlying Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the Underlying Fund on a number of factors, including asset size of the Underlying Fund, and generally expects the Underlying Fund to hold less than the total number of securities in the Underlying Index.

The Underlying Fund’s return may not match the return of the Underlying Index for a number of reasons. For example, the Underlying Fund incurs operating expenses not applicable to the Underlying Index and incurs costs in buying and selling securities, especially when rebalancing the Underlying Fund’s securities holdings to reflect changes in the composition of the Underlying Index. In addition, the performance of the Underlying Fund and the Underlying Index may vary due to asset valuation differences and differences between the Underlying Fund’s portfolio and the Underlying Index resulting from legal restrictions, cost or liquidity constraints.

The S&P 500® Equal Weight Index

The Underlying Index is the equal weight version of the SPX. The composition of the Underlying Index is the same as the SPX. Constituent changes are incorporated in the Underlying Index as and when they are made in the SPX. When a company is added to the Underlying Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the Underlying Index at a price of $0.00. In that case, the company’s replacement is added to the Underlying Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The Underlying Index is calculated and maintained in the same manner as the SPX, except that the constituents of the Underlying Index are equally weighted. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

The S&P 500® Index

The SPX consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. The SPX is one of the multiple indices published by SPDJI (the “the S&P U.S. Indices”). The SPX is reported by Bloomberg L.P. under the ticker symbol “SPX.”

Composition of the S&P U.S. Indices

Securities must meet the following eligibility factors to be considered eligible for inclusion in the S&P U.S. Indices. Constituent selection is at the discretion of the SPDJI’s U.S. index committee (the “Index Committee”) and is based on the eligibility criteria.

Changes to the S&P U.S. Indices are made as needed, with no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced two to five days before they are scheduled to be implemented.

Additions to the S&P U.S. Indices are evaluated based on the following eligibility criteria:

●Domicile. Only common stocks of U.S. companies are eligible. For index purposes, a U.S. company has the following characteristics:

■satisfies the periodic reporting obligations imposed by the U.S. Securities Exchange Act of 1934 by filing forms for domestic issuers, such as, but not limited to, Form 10-K annual reports, Form 10-Q quarterly reports, and Form 8-K current reports;

■the U.S. portion of fixed assets and revenues constitutes a plurality of the total, but need not exceed 50%. When these factors are in conflict, fixed assets determine plurality. Revenue determines plurality when there is incomplete asset information. Geographic information for revenue and fixed asset allocations are determined by the company as reported in its annual filings. If this criteria is not met or is ambiguous, SPDJI may still deem the company to be a U.S. company for index purposes if its primary listing, headquarters and incorporation are all in the United States and/or “a domicile of convenience” (Bermuda, Channel Islands, Gibraltar, islands in the Caribbean, Isle of Man, Luxembourg, Liberia or Panama); and

■the primary listing is on an eligible U.S. exchange.

In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a “domicile of convenience” or another location chosen for tax-related reasons, SPDJI normally determines that the company is still a U.S. company. The final determination of domicile eligibility is made by the Index Committee, which can consider other factors including, but not limited to, operational headquarters location, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant.

●Exchange Listing. A primary listing on one of the following U.S. exchanges is required: NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges.

●Organizational Structure and Share Type. Eligible organizational structures and share types are corporations (including equity and mortgage REITS) and common stock (i.e., shares). Ineligible organizational structures and share types include business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purpose acquisition companies, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights, American Depositary Receipts and tracking stocks.

●Market Capitalization. The unadjusted company market capitalization should be within a specified range. Such ranges are reviewed quarterly and updated as needed to ensure they reflect current market conditions. For spin-offs, S&P U.S. Index membership eligibility is determined using when-issued prices, if available.

●Liquidity. Using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume over the last 365 calendar days) to float-adjusted market capitalization should be at least 0.10, and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

●IWF. The IWF for each company represents the portion of the total shares outstanding that are considered part of the public float for purposes of the S&P U.S. Indices. An IWF of at least 0.10 is required.

●Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For REITs, financial viability is based on GAAP earnings and/or Funds From Operations, if reported.

●Treatment of IPOs. Initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to an S&P U.S. Index. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in an S&P U.S. Index.

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

●Sector Balance. A company is evaluated for its contribution to sector balance maintenance, as measured by a comparison of each GICS® sector’s weight in an index with its weight in the S&P U.S. Total Market Index, in the relevant market capitalization range. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad U.S. equity market, including large-, mid-, small- and micro-cap stocks.

SPDJI believes turnover in membership in the S&P U.S. Indices should be avoided when possible. At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the S&P U.S. Indices, not for continued membership. As a result, a constituent of the S&P U.S. Indices that appears to violate criteria for addition to the S&P U.S. Indices is not deleted unless ongoing conditions warrant an index change.

Calculation of the S&P U.S. Indices

The S&P U.S. Indices are float-adjusted market capitalization-weighted indices. On any given day, the index value of each S&P U.S. Index is the total float-adjusted market capitalization of that S&P U.S. Index’s constituents divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the relevant S&P U.S. Index multiplied by the number of shares used in the index value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than shorter term economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, asset managers and insurance companies with board of director representation, other publicly traded companies that hold shares for control, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings and investment plans, foundations or family trusts associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, SPDJI calculates an IWF, which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the relevant S&P U.S. Index.

Divisor. Continuity in the value of each S&P U.S. Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the relevant S&P U.S. Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of each S&P U.S. Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of that S&P U.S. Index. The divisor of each S&P U.S. Index is adjusted such that the index value of that S&P U.S. Index at an instant just prior to a change in base capital equals the index value of that S&P U.S. Index at an instant immediately following that change.

The following types of corporate actions would require a divisor adjustment: company added/deleted, change in shares outstanding, change in IWF, special dividend and rights offering. Stock splits and stock dividends do not affect the divisor, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by SPDJI so that there is no change in the market value of the relevant component. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Maintenance of the S&P U.S. Indices

Changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically implemented with at least three business days advance notice.

Removals. Removals from the S&P U.S. Indices are evaluated based as follows:

●A company involved in a merger, acquisition or significant restructuring such that it no longer meets the eligibility criteria is deleted from the S&P U.S. Indices at a time announced by SPDJI, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in the index until trading resumes, at the discretion of the Index Committee. If a stock is moved to pink sheets or any other over-the-counter markets.

●A company that substantially violates one or more of the eligibility criteria may be deleted at the Index Committee’s discretion.

Any company that is removed from the S&P U.S. Indices must wait a minimum of one year from its index removal date before being reconsidered as a replacement candidate.

Share Updates. When total shares outstanding increase by at least 5%, but the new share issuance is to a strategic or major shareholder, it implies that there is no change in float-adjusted shares. However, in such instances, SPDJI will apply the share change and resulting IWF change regardless of whether the float change is greater than or equal to 5%. For companies with multiple share class lines, the 5% share change threshold are based on each individual multiple share class line rather than total company shares. Changes to share counts that is less than 5% of total shares are accumulated and made quarterly on the third Friday of March, June, September and December.

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

IWF Updates. Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, IWF changes are only made at the annual IWF review.

Share/IWF Freezes. A share/IWF freeze period is implemented during each quarterly rebalancing. The freeze period begins after the market close on the Tuesday preceding the second Friday of each rebalancing month (i.e. March, June, September and December) and ends after the market close on the third Friday of a rebalancing month. Pro-forma files are normally released after the market close on the second Friday, one week prior to the rebalancing effective date. In September, preliminary share and float data are released on the first Friday of the month. However, the share freeze period for September follows the same schedule as the other three quarterly share freeze periods. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for certain corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period, all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

In general, companies that are the target of a cash M&A event that is expected to close by quarter end according to publicly available guidance may have their share count frozen at their current level for rebalancing purposes.

Corporate Actions. As specified in “—Calculation of the S&P U.S. Indices—Divisor” above, the divisor will be adjusted for certain corporate actions. Corporate actions (such as stock splits, stock dividends, non-zero price spin-offs and rights offerings) are applied after the close of trading on the day prior to the ex-date.

Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the Index Committee’s discretion, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2016 through August 13, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $222.73. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 of product supplement EQUITY STR-1 and “Use of Proceeds” on page S-15 of prospectus supplement.

Autocallable Strategic Accelerated Redemption Securities®	TS-14

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Autocallable Strategic Accelerated Redemption Securities®	TS-15

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement EQUITY STR-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.  Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary—Non-U.S. Holders” in product supplement EQUITY STR-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to CIBC, the issue and sale of the notes has been duly authorized by all necessary corporate action of CIBC in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of CIBC, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated March 5, 2026, which has been filed as Exhibit 5.2 to CIBC’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this term sheet and the accompanying product supplement, prospectus supplement and prospectus, the notes will constitute valid and binding obligations of CIBC, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2026, which has been filed as Exhibit 5.1 to CIBC’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

Autocallable Strategic Accelerated Redemption Securities®	TS-16

Autocallable Strategic Accelerated Redemption Securities® Linked to the Invesco S&P 500® Equal Weight ETF, due August 27, 2032

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” is registered service mark of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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